DECHERT PRICE & RHOADS
                              1500 K STREET, N.W.
                          WASHINGTON, D.C. 20005-1208


                                                               December 21, 1995


Templeton Institutional Funds, Inc.
700 Central Avenue
St. Petersburg, Florida  33701-3628

Dear Sirs:

                  We have acted as counsel to Templeton Institutional Funds, Inc., a Maryland corporation (the "Company"), and we have a general familiarity with the Company's business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of common stock by Foreign Equity Series, a series of shares of the Company (the "Fund") in connection with the acquisition by the Fund of the assets of Foreign Equity (South Africa Free) Series, also a series of shares of the Company, which will be registered on a Form N-14 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission.

                  We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Company and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

                  On the basis of the foregoing, we are of the opinion that the shares of common stock of the Fund being registered under the Securities Act of 1933 in the Registration Statement will be legally and validly issued, fully paid and non-assessable, upon transfer of the assets for the above referenced fund pursuant to the terms of the Agreement and Plan of Reorganization included in the Registration Statement.

                  We have hereby consent to the filing of this opinion with and as part of the Registration Statement.

                                                        Very truly yours,


                                                        Dechert Price & Rhoads



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